As filed with the Securities and Exchange Commission on August 9, 2011

Registration No. 333-40333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HYPERCOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0820608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8888 East Raintree Drive

Suite 300

Scottsdale, Arizona 85260

(480) 642-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

HYPERCOM CORPORATION 1997 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Albert Liu

Senior Vice President and Secretary

Hypercom Corporation

8888 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

(480) 642-5000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Sarah P. Payne

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8, as amended (the “Registration Statement”), File No. 333-40333, of Hypercom Corporation (the “Company”), filed with the Securities and Exchange Commission on November 17, 1997. The Registration Statement registered 625,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares issuable pursuant to the Registration Statement.

On August 4, 2011, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2010, among the Company, VeriFone Systems, Inc. (“VeriFone”), a Delaware corporation, and Honey Acquisition Co, Inc., a Delaware corporation and a wholly-owned subsidiary of VeriFone (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of VeriFone (the “Merger”).

As a result of the Merger, the offerings of the Shares pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 5, 2011.

HYPERCOM CORPORATION

By:	/s/ Albert Liu
Albert Liu
Senior Vice President and Secretary